As filed with the Securities and Exchange Commission on November 5, 2009
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

METLIFE, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-4075851
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)
200 Park Avenue
New York, New York 10166-0188
(Address of Principal Executive Offices) (Zip Code)
METLIFE BANK NON-MANAGEMENT DIRECTOR DEFERRED COMPENSATION PLAN
(Full title of the plan)
James L. Lipscomb, Esq.
Executive Vice President and General Counsel
MetLife, Inc.
200 Park Avenue
New York, New York 10166-0188
(212) 578-2211
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities to	Amount to be	offering price per	aggregate offering	Amount of
be registered	registered	share	price (2)	registration fee
Obligations Under MetLife Bank Non-Management Director Deferred Compensation Plan (1)	$2,000,000	100%	$2,000,000	$111.60

(1)	The obligations under the MetLife Bank Non-Management Director Deferred Compensation Plan are unsecured general obligations of MetLife, Inc. to pay deferred compensation in accordance with the terms of the MetLife Bank Non-Management Director Deferred Compensation Plan.

(2)	Estimated, in accordance with Rule 457(h) under the Securities Act of 1933, solely for the purpose of determining the registration fee.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed with the U.S. Securities and Exchange Commission (the “Commission”) by MetLife, Inc. (the “Company”) are incorporated herein by reference and made a part hereof:
(a)  The Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and the portions of the Company’s proxy statement for its 2009 Annual Meeting of Stockholders incorporated by reference into the Form 10-K; and
(b)  All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2008.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement as so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
Item 4. Description of Securities.
     Under the MetLife Bank Non-Management Director Deferred Compensation Plan (the “Plan”), the Company will provide eligible participants the opportunity to agree to the deferral of a portion of their compensation from MetLife Bank, National Association. The obligations of the Company (the “Obligations”) under the Plan will be unsecured general obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan, which is filed as Exhibit 4.1 to this registration statement, and will rank equal in right of payment to other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. This description of the Obligations is qualified in its entirety by reference to Exhibit 4.1, which is incorporated herein by reference pursuant to Rule 411 (b)(3) under the Securities Act of 1933.
     The Plan is administered by a plan administrator (the “Plan Administrator”). The Plan Administrator may amend, suspend or terminate the Plan at any time, except that no such amendment, suspension or termination shall reduce the amount of the deferred accounts of a participant as of the date of such amendment, suspension or termination.
     The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon default.
     The amount of compensation to be deferred by each participant will be determined in accordance with the Plan based on elections by each participant. Each Obligation will be payable beginning on a date selected by each participant in accordance with the terms of the Plan, except as otherwise determined under the Plan. The Obligations will be denominated and be payable in United States dollars.
     A participant’s right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of a beneficiary under the Plan, by written will, by the laws of descent and distribution, or by a qualified domestic relations order. Payments due after the death of the participant are made to the beneficiary designated by the participant under the Plan, or if there has been no designation, to the participant’s estate.
     The value of a participant’s deferred compensation account will be adjusted to reflect the simulated investment performance of the Company’s common stock, plus dividends, if any, on a reinvested basis.
     The primary source of the Company’s liquidity is dividends it receives from its insurance subsidiaries. The Company’s insurance subsidiaries are subject to regulatory restrictions on the payment of dividends imposed by the regulators of their respective domiciles. The dividend limitation for U.S. insurance subsidiaries is based on the surplus to policyholders at the immediately preceding calendar year and statutory net gain from operations for the immediately preceding calendar year. Statutory accounting practices, as prescribed by insurance regulators of various states in which the Company conducts business, differ in certain respects from accounting principles used in financial statements prepared in conformity with GAAP. The significant differences relate to the treatment of deferred policy acquisition costs, certain deferred income tax, required investment reserves, reserve calculation assumptions, goodwill and surplus notes. Management of the Company cannot provide assurances that the Company’s insurance subsidiaries will have statutory earnings to support payment of dividends to the Company in an amount sufficient to fund its cash requirements and pay cash dividends and that the applicable insurance departments will not disapprove any dividends that such insurance subsidiaries must submit for approval.
      The table below sets forth the dividends permitted to be paid by the respective insurance subsidiary without insurance regulatory approval:

2009
Permitted w/o
Company	Approval (1)
(In millions)

Metropolitan Life Insurance Company	$552
MetLife Insurance Company of Connecticut	$714
Metropolitan Tower Life Insurance Company	$88
Metropolitan Property and Casualty Insurance Company	$9

(1)	Reflects dividend amounts that may be paid during 2009 without prior regulatory approval. However, if paid before a specified date during 2009, some or all of such dividends may require regulatory approval.

     Liquidity is also provided by a variety of short-term instruments, including commercial paper. Capital is provided by a variety of instruments, including medium- and long-term debt, junior subordinated debt securities, collateral financing arrangements, capital securities and stockholders’ equity. The diversity of the Company’s funding sources enhances funding flexibility and limits dependence on any one source of funds and generally lowers the cost of funds. Other sources of the Company’s liquidity include programs for short- and long-term borrowing, as needed.
     The Company is subject to risk-based and leverage capital guidelines issued by the federal banking regulatory agencies for banks and financial holding companies. The federal banking regulatory agencies are required by law to take specific prompt corrective actions with respect to institutions that do not meet minimum capital standards.

Item 5. Interests of Named Experts and Counsel.
     The validity of the Obligations will be passed upon for the Company by Matthew Ricciardi, Esq., Chief Counsel — Public Company & Corporate Law of Metropolitan Life Insurance Company, an affiliate of the Company. Mr. Ricciardi is paid a salary by an affiliate of the Company, is a participant in various employee benefit plans offered by the Company and its affiliates to employees generally, holds common stock of the Company and is paid equity-based compensation in accordance with the Company’s compensation programs.
Item 6. Indemnification of Directors and Officers.
     The Company’s directors and officers may be indemnified against liabilities, fines, penalties and claims imposed upon or asserted against them as provided in the Delaware General Corporation Law, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, and (in the case of the Company’s directors) the MetLife, Inc. Director Indemnity Plan. Such indemnification covers all costs and expenses incurred by a director or officer in his capacity as such. The stockholders of the Company, the Board of Directors, by a majority vote of a quorum of disinterested directors or by determination of a committee of disinterested directors appointed by the Board, or, under certain circumstances, independent counsel appointed by the Board of Directors, must determine that the director or officer seeking indemnification satisfied the applicable standard of conduct set forth in the Delaware General Corporation Law and the Amended and Restated By-Laws of the Company. In addition, the Delaware General Corporation Law and the Company’s Amended and Restated Certificate of Incorporation may, under certain circumstances, eliminate the liability of directors and officers in a stockholder or derivative proceeding.
     If the person involved is not a director or officer of the Company, the Board of Directors may cause the Company to indemnify, to the same extent allowed for the Company’s directors and officers, such person who was or is a party to a proceeding by reason of the fact that he is or was the Company’s employee or agent, or is or was serving at the Company’s request as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity.
     The Company has in force and effect policies insuring its directors and officers against losses which they or any of them will become legally obligated to pay by reason of any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by the directors and officers in the discharge of their duties, individually or collectively, or any matter claimed against them by reason of their being directors or officers. Such coverage is limited by the specific terms and provisions of the insurance policies.
Item 7. Exemption From Registration Claimed.
Not applicable.

Item 8. Exhibits.
The Exhibits to this registration statement are listed in the Exhibit Index of this registration statement, which index is incorporated herein by reference.
Item 9. Undertakings.
(A). The undersigned registrant hereby undertakes:
(1).	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2).	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3).	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(B). The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(C). Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 27th day of October, 2009.

METLIFE, INC.
By:	/s/ C. Robert Henrikson
	Name:	C. Robert Henrikson
	Title:	Chairman, President and Chief Executive Officer

Each person whose signature appears below under the heading Signatures for Registration Statement hereby individually, and not jointly with the other signatories, and as if this constituted a separate power of attorney for each principal, authorizes and appoints C. Robert Henrikson, James L. Lipscomb and Steven J. Goulart, each of whom may act individually and none of whom is required to act jointly with any of the others, as such person’s attorney-in-fact and agent, with full power of substitution and resubstitution, to sign and file on such person’s behalf in each capacity stated below (i) any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed by MetLife, Inc. pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and (ii) any and all other instruments which any of such attorneys-in-fact and agents deems necessary or advisable to comply with the Securities Act of 1933, the rules, regulations and requirements of the Securities and Exchange Commission and Blue Sky or other state securities laws and regulations, as fully as such person could do in person, hereby verifying and confirming all that such attorneys-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney does not revoke any prior powers of attorney.
NOTICES RELATED TO POWERS OF ATTORNEY
The following notices are provided pursuant to the New York General Obligations Law since this power of attorney may be executed in New York State.
CAUTION TO THE PRINCIPAL: Your Power of Attorney is an important document. As the “principal,” you give the person whom you choose (your “agent”) authority to spend your money and sell or dispose of your property during your lifetime without telling you. You do not lose your authority to act even though you have given your agent similar authority.
When your agent exercises this authority, he or she must act according to any instructions you have provided or, where there are no specific instructions, in your best interest. “Important Information for the Agent” at the end of this document describes your agent’s responsibilities. Your agent can act on your behalf only after signing the Power of Attorney before a notary public. You can request information from your agent at any time. If you are revoking a prior Power of Attorney by executing this Power of Attorney, you should provide written notice of the revocation to your prior agent(s) and to the financial institutions where your accounts are located. You can revoke or terminate your Power of Attorney at any time for any reason as long as you are of sound mind. If you are no longer of sound mind, a court can remove an agent for acting improperly. Your agent cannot make health care decisions for you. You may execute a “Health Care Proxy” to do this.
The law governing Powers of Attorney is contained in the New York General Obligations Law, Article 5,

Title 15. This law is available at a law library, or online through the New York State Senate or Assembly websites, www.senate.state.ny.us or www.assembly.state.ny.us.
If there is anything about this document that you do not understand, you should ask a lawyer of your own choosing to explain it to you.
IMPORTANT INFORMATION FOR THE AGENT:
When you accept the authority granted under this Power of Attorney, a special legal relationship is created between you and the principal. This relationship imposes on you legal responsibilities that continue until you resign or the Power of Attorney is terminated or revoked. You must:
(1) act according to any instructions from the principal, or, where there are no instructions, in the principal’s best interest;
(2) avoid conflicts that would impair your ability to act in the principal’s best interest;
(3) keep the principal’s property separate and distinct from any assets you own or control, unless otherwise permitted by law;
(4) keep a record or all receipts, payments, and transactions conducted for the principal; and
(5) disclose your identity as an agent whenever you act for the principal by writing or printing the principal’s name and signing your own name as “agent” in either of the following manner: (Principal’s Name) by (Your Signature) as Agent, or (your signature) as Agent for (Principal’s Name).
You may not use the principal’s assets to benefit yourself or give major gifts to yourself or anyone else unless the principal has specifically granted you that authority in this Power of Attorney or in a Statutory Major Gifts Rider attached to this Power of Attorney. If you have that authority, you must act according to any instructions of the principal or, where there are no such instructions, in the principal’s best interest. You may resign by giving written notice to the principal and to any co-agent, successor agent, monitor if one has been named in this document, or the principal’s guardian if one has been appointed. If there is anything about this document or your responsibilities that you do not understand, you should seek legal advice.
Liability of agent:
The meaning of the authority given to you is defined in New York’s General Obligations Law, Article 5, Title 15. If it is found that you have violated the law or acted outside the authority granted to you in the Power of Attorney, you may be liable under the law for your violation.

SIGNATURES FOR REGISTRATION STATEMENT
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

NAME	TITLE	DATE

/s/ Sylvia Mathews Burwell	Director	October 27, 2009
Sylvia Mathews Burwell

/s/ Eduardo Castro-Wright	Director	October 27, 2009
Eduardo Castro-Wright

Director
Burton A. Dole, Jr.

/s/ Cheryl W. Grisé	Director	October 27, 2009
Cheryl W. Grisé

/s/ C. Robert Henrikson	Chairman, President and Chief	October 27, 2009
C. Robert Henrikson	Executive Officer (Principal Executive Officer)

/s/ R. Glenn Hubbard	Director	October 27, 2009
R. Glenn Hubbard

Director
John M. Keane

/s/ Alfred F. Kelly, Jr.	Director	October 27, 2009
Alfred F. Kelly, Jr.

Director
James M. Kilts

Director
Catherine R. Kinney

/s/ Hugh B. Price	Director	October 27, 2009
Hugh B. Price

/s/ David Satcher	Director	October 27, 2009
David Satcher

NAME	TITLE	DATE

/s/ Kenton J. Sicchitano	Director	October 27, 2009
Kenton J. Sicchitano

/s/ William C. Steere, Jr.	Director	October 27, 2009
William C. Steere, Jr.

/s/ Lulu C. Wang	Director	October 27, 2009
Lulu C. Wang

/s/ William J. Wheeler	Executive Vice President and	October 27, 2009
William J. Wheeler	Chief Financial Officer (Principal Financial Officer)

/s/ Peter M. Carlson	Executive Vice President, Finance	October 27, 2009
Peter M. Carlson	Operations and Chief Accounting Officer (Principal Accounting Officer)
AGENTS’ SIGNATURES AND ACKNOWLEDGMENTS OF APPOINTMENT:
It is not required that the principal(s) and the agent(s) sign at the same time, nor that multiple agents sign at the same time.
We, C. Robert Henrikson, James L. Lipscomb and Steven J. Goulart, have read the foregoing Power of Attorney. We are the persons identified therein as agent(s) for the principal(s) named therein.
We acknowledge our legal responsibilities.
Agent(s) sign(s) here:==>

Date

/s/ C. Robert Henrikson	October 27, 2009
C. Robert Henrikson

/s/ James L. Lipscomb	October 30, 2009
James L. Lipscomb

/s/ Steven J. Goulart	October 29, 2009
Steven J. Goulart

NOTARIZATION
STATE OF NEW YORK
COUNTY OF NEW YORK
Before me, the undersigned authority, on this day personally appeared (check applicable individual(s)):
☑     Sylvia Mathews Burwell
☑     Eduardo Castro-Wright
☐     Burton A. Dole, Jr.
☑     Cheryl W. Grisé
☑     C. Robert Henrikson
☑     R. Glenn Hubbard
☐     John M. Keane
☑     Alfred F. Kelly, Jr.
☐     James M. Kilts
☐     Catherine R. Kinney
☑     Hugh B. Price
☑     David Satcher
☑     Kenton J. Sicchitano
☑     William C. Steere, Jr.
☑     Lulu C. Wang
☐     William J. Wheeler
☐     Peter M. Carlson
☐     James L. Lipscomb
☐     Steven J. Goulart
personally known to me or proved to me on the basis of satisfactory evidence to be the persons whose names are subscribed to the foregoing instrument, and acknowledged to me that he/she/they executed the same in his/her/their capacities, and that by his/her/their signature(s) on the instrument, the individual(s), or the person on behalf of whom the individual(s) acted, executed this instrument for the purposes and consideration therein expressed.
GIVEN UNDER MY HAND AND SEAL OF OFFICE THIS 27th DAY OF OCTOBER, 2009.
(SEAL)
/s/ Susan May

NOTARY PUBLIC
Susan May
Notary Public — State of New York
No. 01DI6086282
Qualified in Queens County
My Commission Expires May 21, 2011

NOTARIZATION
STATE OF NEW YORK
COUNTY OF NEW YORK
Before me, the undersigned authority, on this day personally appeared (check applicable individual(s)):
☐     Sylvia Mathews Burwell
☐     Eduardo Castro-Wright
☐     Burton A. Dole, Jr.
☐     Cheryl W. Grisé
☐     C. Robert Henrikson
☐     R. Glenn Hubbard
☐     John M. Keane
☐     Alfred F. Kelly, Jr.
☐     James M. Kilts
☐     Catherine R. Kinney
☐     Hugh B. Price
☐     David Satcher
☐     Kenton J. Sicchitano
☐     William C. Steere, Jr.
☐     Lulu C. Wang
☑     William J. Wheeler
☐     Peter M. Carlson
☐     James L. Lipscomb
☐     Steven J. Goulart
personally known to me or proved to me on the basis of satisfactory evidence to be the persons whose names are subscribed to the foregoing instrument, and acknowledged to me that he/she/they executed the same in his/her/their capacities, and that by his/her/their signature(s) on the instrument, the individual(s), or the person on behalf of whom the individual(s) acted, executed this instrument for the purposes and consideration therein expressed.
GIVEN UNDER MY HAND AND SEAL OF OFFICE THIS 27th DAY OF OCTOBER, 2009.
(SEAL)
/s/ Brenda Chiarello

NOTARY PUBLIC
Brenda Chiarello
Notary Public, State of New York
No. 01CH6020407
Qualified in Queens County
Certificate Filed in New York County
Commission Expires March 1, 2011

NOTARIZATION
STATE OF NEW YORK
COUNTY OF NEW YORK
Before me, the undersigned authority, on this day personally appeared (check applicable individual(s)):
☐     Sylvia Mathews Burwell
☐     Eduardo Castro-Wright
☐     Burton A. Dole, Jr.
☐     Cheryl W. Grisé
☐     C. Robert Henrikson
☐     R. Glenn Hubbard
☐     John M. Keane
☐     Alfred F. Kelly, Jr.
☐     James M. Kilts
☐     Catherine R. Kinney
☐     Hugh B. Price
☐     David Satcher
☐     Kenton J. Sicchitano
☐     William C. Steere, Jr.
☐     Lulu C. Wang
☐     William J. Wheeler
☑     Peter M. Carlson
☐     James L. Lipscomb
☐     Steven J. Goulart
personally known to me or proved to me on the basis of satisfactory evidence to be the persons whose names are subscribed to the foregoing instrument, and acknowledged to me that he/she/they executed the same in his/her/their capacities, and that by his/her/their signature(s) on the instrument, the individual(s), or the person on behalf of whom the individual(s) acted, executed this instrument for the purposes and consideration therein expressed.
GIVEN UNDER MY HAND AND SEAL OF OFFICE THIS 27th DAY OF OCTOBER, 2009.
(SEAL)
/s/ Brenda Chiarello

NOTARY PUBLIC
Brenda Chiarello
Notary Public, State of New York
No. 01CH6020407
Qualified in Queens County
Certificate Filed in New York County
Commission Expires March 1, 2011

NOTARIZATION
STATE OF NEW YORK
COUNTY OF NEW YORK
Before me, the undersigned authority, on this day personally appeared (check applicable individual(s)):
☐     Sylvia Mathews Burwell
☐     Eduardo Castro-Wright
☐     Burton A. Dole, Jr.
☐     Cheryl W. Grisé
☐     C. Robert Henrikson
☐     R. Glenn Hubbard
☐     John M. Keane
☐     Alfred F. Kelly, Jr.
☐     James M. Kilts
☐     Catherine R. Kinney
☐     Hugh B. Price
☐     David Satcher
☐     Kenton J. Sicchitano
☐     William C. Steere, Jr.
☐     Lulu C. Wang
☐     William J. Wheeler
☐     Peter M. Carlson
☑     James L. Lipscomb
☐     Steven J. Goulart
personally known to me or proved to me on the basis of satisfactory evidence to be the persons whose names are subscribed to the foregoing instrument, and acknowledged to me that he/she/they executed the same in his/her/their capacities, and that by his/her/their signature(s) on the instrument, the individual(s), or the person on behalf of whom the individual(s) acted, executed this instrument for the purposes and consideration therein expressed.
GIVEN UNDER MY HAND AND SEAL OF OFFICE THIS 30th DAY OF OCTOBER, 2009.
(SEAL)
/s/ Brenda Chiarello

NOTARY PUBLIC
Brenda Chiarello
Notary Public, State of New York
No. 01CH6020407
Qualified in Queens County
Certificate Filed in New York County
Commission Expires March 1, 2011

NOTARIZATION
STATE OF NEW YORK
COUNTY OF NEW YORK
Before me, the undersigned authority, on this day personally appeared (check applicable individual(s)):
☐	Sylvia Mathews Burwell

☐	Eduardo Castro-Wright

☐	Burton A. Dole, Jr.

☐	Cheryl W. Grisé

☐	C. Robert Henrikson

☐	R. Glenn Hubbard

☐	John M. Keane

☐	Alfred F. Kelly, Jr.

☐	James M. Kilts

☐	Catherine R. Kinney

☐	Hugh B. Price

☐	David Satcher

☐	Kenton J. Sicchitano

☐	William C. Steere, Jr.

☐	Lulu C. Wang

☐	William J. Wheeler

☐	Peter M. Carlson

☐	James L. Lipscomb

☑	Steven J. Goulart
personally known to me or proved to me on the basis of satisfactory evidence to be the persons whose names are subscribed to the foregoing instrument, and acknowledged to me that he/she/they executed the same in his/her/their capacities, and that by his/her/their signature(s) on the instrument, the individual(s), or the person on behalf of whom the individual(s) acted, executed this instrument for the purposes and consideration therein expressed.
GIVEN UNDER MY HAND AND SEAL OF OFFICE THIS 29th DAY OF OCTOBER, 2009.
(SEAL)

/s/ Brenda Chiarello

NOTARY PUBLIC

Brenda Chiarello Notary Public, State of New York No. 01CH6020407 Qualified in Queens County Certificate Filed in New York County Commission Expires March 1, 2011

EXHIBIT INDEX

Exhibit
Number	Description

4.1	MetLife Bank Non-Management Director Deferred Compensation Plan.

5.1	Opinion of Matthew Ricciardi, Esq., Chief Counsel-Public Company & Corporate Law of Metropolitan Life Insurance Company, an affiliate of the Company, regarding the legality of the Obligations registered hereunder.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Matthew Ricciardi, Esq., Chief Counsel-Public Company & Corporate Law of Metropolitan Life Insurance Company, an affiliate of the Company (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this registration statement).